Exhibit 99.1
FLEETCOR Appoints Tenured Executive as Chief Financial Officer

Eric Dey to Retire and will Remain a Senior Advisor through End of 2020

ATLANTA, Ga., August 6, 2020 -- FLEETCOR Technologies, Inc. (NYSE: FLT), a leading global business payments company, today announced that Charles Freund - executive vice president for strategy - has been named chief financial officer effective September 1, 2020. After 18 years with the Company, Eric Dey, the Company’s current chief financial officer, will retire but will remain on as a senior advisor at the Company through the end of the year to ensure a smooth transition of responsibilities.

“I want to congratulate Charles on his appointment. Over the last 20 years, he has held many roles which affords him great perspective along with many company-wide relationships. He’s worked on M&A, run lines of business, led our strategy development, and effectively served as my chief of staff. I am confident Charles will perform exceptionally well in his new role as CFO and lead FLEETCOR through its next phase of growth,” said Ron Clarke, chairman and chief executive officer of FLEETCOR Technologies, Inc.

Mr. Freund joined FLEETCOR in December 2000 as director of business development and was most recently executive vice president for strategy. During his tenure with the Company, Mr. Freund has also served as executive vice president of global sales, president of developing markets, and vice president of UK card issuing. Prior to joining FLEETCOR, Mr. Freund was a consultant at Sibson Consulting, a member of The Segal Group.

“Eric has been a terrific partner and friend in helping build FLEETCOR from our humble start into one of the world’s most valuable payment companies. He helped lead us through our successful IPO in 2010, assisted in closing over 70 acquisitions and has assembled a great financial team along the way. We greatly appreciate all he has done to make FLEETCOR such a successful company and I look forward to our continued friendship,” concluded Clarke.

“It’s been a real honor to have served as CFO of FLEETCOR for nearly two decades and I am extremely proud of what we have accomplished over the years,” said Mr. Dey. “I am confident Charles is the ideal candidate to lead our incredible finance team on the continuing journey.”

About FLEETCOR

FLEETCOR Technologies (NYSE: FLT) is a leading global business payments company that simplifies the way businesses manage and pay their expenses. The FLEETCOR portfolio of brands help companies automate, secure, digitize and control payments on behalf of, their employees and suppliers. FLEETCOR serves businesses, partners and merchants in North America, Latin America, Europe, and Asia Pacific. For more information, please visit www.FLEETCOR.com.

Contact
Investor Relations
Jim Eglseder, 770-417-4697
Jim.Eglseder@fleetcor.com